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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust (the "Fund") was held on August 26, 2016. The Meeting was held for the following purpose:

(1). Election of Trustees by Common Shareholders.

The results of the voting on the above matter were as follows:

                                               Votes     Votes
              Matter                            For     Withheld
              ------                         ---------- ---------
              (1). Albert R. Dowden......... 43,591,968 1,648,027
                   Eli Jones................ 43,601,211 1,638,784
                   Prema Mathai-Davis....... 43,549,645 1,690,350
                   Raymond Stickel, Jr...... 43,608,451 1,631,544